Exhibit 107

Security Type	Security Class Title	Fee Calculation Rule	Amount registered (1)	Proposed maximum offering price per share (2)	Maximum aggregate offering price (2)	Fee Rate	Amount of registration fee
Equity	Common Stock	457(c) and 457(h)	750,000 shares	$ 11.16	$ 8,370,000.00	0.0001102	922.37
Total Offering Amounts					$ 8,370,000.00		922.37
Total Fee Offsets							$0
Net Fee Due							922.37
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement will also cover any additional shares of common stock that become issuable under the Ascent Industries Co. 2022 Omnibus Equity Incentive Plan by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.
(2) Estimated solely for purposes of calculating the registration fee. Based on the average high and low prices reported on the Nasdaq National Market on December 7, 2022, pursuant to Rule 457(c) and 457(h)(1).